EXHIBIT 99.1

Spartan Motors, Inc.
1000 Reynolds Rd. Charlotte, MI 48813 USA Telephone 517.543.6400 Facsimile 517.543.5403 Web Page - www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Highlights Quarterly Results

•	Net sales of $264.1 million; Increased 11.2% compared to fourth quarter 2007
•	Quarterly earnings of $0.45 per diluted share; Increased 80% compared to fourth quarter 2007
•	Consolidated backlog of $237.3 million; Decreased 29.9% compared to fourth quarter 2007
•	Return on invested capital of 42.6%; Increased 55.5% compared to fourth quarter 2007
•	Gross margin of 15.4%; Increased 21.3% compared to fourth quarter 2007

CHARLOTTE, Michigan, April 24, 2008 - Spartan Motors, Inc. (NASDAQ: SPAR) reported its best quarter in company history with a 84.8 percent year-over-year increase in revenues and a 105.1 percent year-over-year increase in net earnings.

First Quarter Results
Spartan reported net earnings of $14.8 million, or $0.45 per diluted share, on net sales of $264.1 million in the first quarter ended March 31, 2008, compared with net earnings of $7.2 million, or $0.22 per diluted share, on net sales of $142.9 million in same quarter of 2007.

"The first quarter was an illustration of our flexible manufacturing model, which enabled us to take advantage of our multiple market strategy," said John Sztykiel, president and CEO of Spartan Motors. "As we experienced lower demand for motorhome chassis, we emphasized our operational focus on products for our military and emergency-rescue customers. We rescaled our motorhome chassis operations to accommodate the expected decrease in industry demand. The result was increased sales and improved efficiencies."

Spartan Motors' consolidated backlog decreased 5.1 percent year-over-year to approximately $237.3 million as of March 31, 2008. Spartan Motors anticipates fulfilling its current backlog orders by January 2009. The current backlog does not include the $45 million order from General Dynamics Land Systems and Force Protection announced in April 2008.

Spartan reported gross margin of 15.4 percent in the first quarter of 2008, a decrease compared with gross margin of 17.3 percent in the same period in 2007, but a 21.3 percent improvement over gross margin of 12.7 percent for the 2007 fourth quarter. Spartan attributed the year-over-year decrease in gross margin to product mix and volume pricing pressures from its military customers. Spartan reported the increase in gross margin compared to the 2007 fourth quarter was due to improved operational efficiencies.

Spartan Chassis
Sales at Spartan Chassis, the company's largest subsidiary and operating unit, increased 91.6 percent year-over year to $245.3 million for the 2008 first quarter. Sales from Spartan Chassis were 92.9 percent of Spartan Motors' total consolidated sales in the 2008 first quarter. First quarter net earnings at Spartan Chassis improved 99.1 percent year-over-year, and the unit's backlog as of March 31, 2008 increased 6.9 percent year-over-year.

Spartan's chassis sales to the Class A diesel motorhome market decreased 32.1 percent year-over-year in the 2008 first quarter, a favorable comparison to the 33.3 percent year-over-year decrease in industry wholesale shipments for the first two months of 2008, the latest data available from the Recreational

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Vehicle Industry Association (RVIA). Spartan's backlog for RV chassis decreased 53.6 percent year-over-year to $17.5 million as of March 31, 2008.

Sales of fire truck chassis decreased 2.9 percent in the first quarter of 2008 compared to the same period of last year. Backlog for fire truck chassis at the end of the 2008 first quarter was $70.7 million, a 16.2 percent decrease compared to the 2007 first quarter. Compared to the fourth quarter 2007, backlog for fire truck chassis increased 17.1 percent as Spartan's OEM customers improved production in response to better competitive conditions.

Other product sales, including specialty chassis for MRAP military vehicles, and Spartan Chassis' growing service, parts and accessories (SPA) business, increased 330.2 percent year-over-year in the first quarter of 2007. Backlog for other products increased 86.5 percent year-over-year to $99.2 million as of March 31, 2008.

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam operating unit, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported a 13.3 percent year-over-year increase in sales for the 2008 first quarter. Though the unit posted a net loss for the quarter, the EVTeam reported a 39.6 percent improvement in segment bottom-line compared to the first quarter of 2007, and a 75.5 percent improvement compared to the fourth quarter of 2007.

Financial Position
Spartan reported an operating cash flow decrease in the 2008 first quarter of $26.6 million compared to a decrease of $6.6 million in the same quarter of 2007, driven largely by increased working capital needs required by the 84.8 percent year-over-year increase in sales in the 2008 first quarter.

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 42.6 percent in the first quarter of 2008, compared to ROIC of 25.7 percent for the same quarter in 2007. Spartan defines return on invested capital as operating income less taxes, on an annualized basis, divided by total shareholders' equity.

The company ended the quarter with $84.6 million in long-term debt, which includes financing for Spartan Chassis' new facilities, as well as growth in working capital to support the sales increase. Spartan reported $5.3 million in cash and cash equivalents at the end of the 2008 first quarter.

Future Outlook
"We believe our improved production efficiencies, along with our strong consolidated backlog, will help generate significant cash flow in the second half of 2008, which will be utilized to grow the business and reduce debt," said Sztykiel. "Based on key indicators such as increased emergency-rescue orders in the first quarter, a slight improvement in motorhome chassis orders in March, the recent new orders from two of our military customers, we are optimistic about 2008, yet we remain mindful of the difficult economic conditions affecting one of our core markets.

"Looking ahead to the future, we remain a strategic supplier to the hardened vehicle market for the U.S. and allied foreign militaries for MRAP and similar programs. We are promoting six new products in 2008 that will drive sales starting in 2009. At Spartan Chassis, we are entering the commercial part of the fire truck chassis and the First Response All Call (FRAC) market through the Furion chassis. We are also adding more body up-fit work to our motorhome chassis.

"At Crimson Fire, we are promoting the Boomer, entering the Government Services Administration/Wildfire (GSA) market and showing a FRAC product developed jointly with Road Rescue. At Road Rescue, we are adding a new handicap accessible transport ambulance in addition to the joint FRAC product with Crimson Fire. Between these new market opportunities and our growing service, parts and accessories business, we like our prospects for 2009 and beyond."

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Conference Call & Webcast
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on "Shareholders," and then on "Webcasts."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,300 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $681.9 million in 2007 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward looking statements are identifiable by words such as "believe," "anticipate," "will," "sustain," and "continue." These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Income Three Months Ended March 31, 2008 and 2007

	March 31, 2008		March 31, 2007
	$-000-%		$-000-%

Sales	264,095		142,882
Cost of Products Sold	223,465		118,190
Gross Profit	40,630	15.4	24,692	17.3

Operating Expenses:
Research and Development	4,688	1.8	3,790	2.7
Selling, General and Administrative	12,540	4.7	9,482	6.6
Total Operating Expenses	17,228	6.5	13,272	9.3

Operating Income	23,402	8.9	11,420	8.0

Other Income (Expense):
Interest Expense	(732)	(0.3)	(246)	(0.2)
Interest and Other Income	93	0.0	137	0.1
Total Other Income (Expense)	(639)	(0.3)	(109)	(0.1)

Earnings before Taxes on Income	22,763	8.6	11,311	7.9

Taxes on Income	7,982	3.0	4,104	2.9

Net Earnings	14,781	5.6	7,207	5.0

Basic Net Earnings per Share	0.46		0.23

Diluted Net Earnings per Share	0.45		0.22

Basic Weighted Average Common Shares Outstanding	31,954		31,655

Diluted Weighted Average Common Shares Outstanding	32,512		32,610

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$5,298	$13,527
Accounts receivable, net	171,708	132,907
Inventories	95,461	103,076
Deferred income tax assets	6,925	6,925
Other current assets	3,461	1,978
Total current assets	282,853	258,413

Property, plant and equipment, net	59,292	56,673
Goodwill	2,457	2,457
Deferred income tax assets	775	775
Other assets	261	346
Total assets	$345,638	$318,664

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$71,790	$90,769
Accrued warranty	11,536	10,824
Accrued compensation and related taxes	8,748	10,431
Accrued vacation	1,951	1,758
Accrued customer rebates	1,994	1,963
Deposits from customers	6,163	5,540
Taxes on income	8,361	551
Other current liabilities and accrued expenses	4,163	3,367
Current portion of long-term debt	523	522
Total current liabilities	115,229	125,725

Other non-current liabilities	1,025	1,025
Long-term debt, less current portion	84,564	62,695

Shareholders' equity:
Common stock	324	324
Additional paid in capital	63,469	62,649
Retained earnings	81,027	66,246
Total shareholders' equity	144,820	129,219

Total liabilities and shareholders' equity	$$345,638	$318,664

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Spartan Motors, Inc. and Subsidiaries Sales and Other Financial Information by Business Segment Quarter Ended March 31, 2008

Three Months Ended March 31, 2008 (amounts in thousands)

	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	38,145			38,145
Fire Truck Chassis Sales	29,737		(5,449)	24,288
EVTeam Product Sales		24,252		24,252
Other Product Sales	177,410			177,410

Total Net Sales	245,292	24,252	(5,449)	264,095

Interest Expense (Income)	(51)	398	385	732
Depreciation Expense	589	281	457	1,327
Segment Net Earnings (Loss)	16,644	(436)	(1,427)	14,781

Period End Backlog (amounts in thousands)

	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008

Motorhome Chassis *	37,679	23,768	26,097	27,312	17,465
Fire Truck Chassis *	84,416	72,097	67,071	60,374	70,720
Other Product *	53,178	131,801	228,803	199,362	99,153
Total Chassis	175,273	227,666	321,971	287,048	187,338
EVTeam Product *	74,843	62,691	61,178	51,316	49,975

Total Backlog	250,116	290,357	383,149	338,364	237,313

*	Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and 4-10 months for fire truck chassis, other product and EVTeam product